Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
To the Board of Directors
Chad Therapeutics, Inc.:
We consent to the use of our report dated May 5, 2006 with respect to the balance sheet of Chad Therapeutics, Inc. (the Company) as of March 31, 2006, and the related statements of operations, shareholders’ equity and cash flows for each of the years in the two-year period ended March 31, 2006 incorporated by reference herein, which report appears in the March 31, 2007 annual report on Form 10-K of the Company and to the reference to our firm under the heading “Experts” in the prospectus..
KPMG LLP
Los Angeles, California
January 7, 2008